INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT made this 8 day of March, 2016, by and between FIRST TRUST EXCHANGE-TRADED FUND VI, a Massachusetts business trust (the "Trust"), and FIRST TRUST ADVISORS L.P., an Illinois limited partnership (the "Adviser").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company;

      WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Trust intends to offer shares in series as set forth on Schedule A attached hereto and any other series as to which this Agreement may hereafter be made applicable and set forth on Schedule A, which may be amended from time to time (each such series being herein referred to as a "Fund," and collectively as the "Funds"); and

      WHEREAS, the Trust desires to retain the Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Funds, and the Adviser is willing to furnish such services.

                                  WITNESSETH:

      In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. The Trust hereby engages the Adviser to act as the investment adviser for, and to set the overall investment strategy and manage the investment and reinvestment of the assets of, each Fund in accordance with each Fund's investment objectives and policies and limitations, and to administer each Fund's affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of each Fund's assets shall be subject to the Fund's policies, restrictions and limitations with respect to investments as set forth in the Fund's then current registration statement under the l940 Act, and all applicable laws and the regulations of the Securities and Exchange Commission relating to the management of registered open-end management investment companies.

      The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Funds' transfer agent, administrator or other service providers) for the Funds, to permit any of its officers or employees to serve without compensation as trustees or officers of the Trust if elected or appointed to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of a Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided, that nothing contained herein shall be deemed to relieve the Adviser of any obligation to a Fund under any separate agreement or arrangement between the parties.

      2. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust in any way, nor otherwise be deemed an agent of the Trust.

      3. For the services and facilities described in Section 1, each Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefore, an investment management fee equal to the annual rate of each Fund's average daily net assets as set forth on Schedule A.

      For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

      4. During the term of this Agreement, the Adviser shall pay all of the expenses of each Fund of the Trust (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any) but excluding the fee payment under this Agreement, interest, taxes, brokerage commissions and other expenses connected with the execution of portfolio transactions (such as dividend and distribution expenses from securities sold short and/or other investment related costs), distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses.

      5. The Adviser shall arrange for suitably qualified officers or employees of the Adviser to serve, without compensation from the Trust, as Trustees, officers or agents of the Trust, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

      6. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of a Fund's portfolio securities or other assets shall be considered a cost of the securities or assets of the Fund and shall be paid by the Fund.

      7. The Adviser is authorized to select the brokers, dealers, futures commission merchants, banks, or any other agent or counterparty that will execute the purchases and sales of a Fund's portfolio investments on behalf of the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Trust's Board of Trustees and to the extent permitted by and in conformance with applicable law and the rules and regulations thereunder (including Rule 17e-1 under the 1940 Act), the Adviser may select brokers, dealers, futures commission merchants or other persons affiliated with the Adviser. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust, or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

      In addition, the Adviser may, to the extent permitted by applicable law and the rules and regulations thereunder, aggregate purchase and sale orders of portfolio investments with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to a Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the securities or other assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund acknowledges that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the portfolio investments obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

      The Adviser will not arrange purchases or sales of portfolio investments between a Fund and other accounts advised by the Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law and the rules and regulations thereunder (including Rule 17a-7 under the 1940 Act) and the Trust's policies and procedures, (b) the Adviser determines the purchase or sale is in the best interests of each Fund, and (c) the Trust's Board of Trustees has approved these types of transactions.

      To the extent a Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts Adviser's authority regarding the execution of the Fund's portfolio transactions, the Fund agrees to use reasonable commercial efforts to consult with the Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      The Adviser will communicate to the officers and Trustees of the Trust such information relating to transactions for the Funds as they may reasonably request. In no instance will portfolio investments be purchased by or sold to the Adviser or any affiliated person of either the Trust or the Adviser, except as may be permitted under the 1940 Act, the rules and regulations thereunder or any applicable exemptive orders.

      The Adviser further agrees that it:

            (a) will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

            (b) will (i) conform in all material respects to all applicable rules and regulations of the Securities and Exchange Commission and Commodity Futures Trading Commission, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Trust and communicated to the Adviser, and (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory, commodity pool operator and commodity trading advisory activities;

            (c) will report regularly to the Board of Trustees of the Trust (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Board of Trustees on a regular basis at reasonable times the management of each Fund, including, without limitation, review of the general investment strategies of each Fund, the performance of each Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Board of Trustees of the Trust; and

            (d) will prepare and maintain such books and records with respect to each Fund's securities and other transactions as required under applicable law and will prepare and furnish the Trust's Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser further agrees that all records which it maintains for each Fund are the property of the Fund and the Adviser will surrender promptly to the Fund any such records upon the request of the Fund (provided, however, that Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the
      Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

      8. Subject to applicable statutes and regulations, it is understood that officers, Trustees, or agents of the Trust are, or may be, interested persons (as such term is defined in the 1940 Act and rules and regulations thereunder) of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Trust otherwise than as Trustees, officers or agents.

      9. The Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any asset, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      10. Subject to obtaining the initial and periodic approvals required under
Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely), the Adviser may retain one or more sub-advisers at the Adviser's own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to a Fund. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of portfolio assets of the Fund that the sub-adviser shall manage and the fees to be paid to the sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, subject to the approvals set forth in Section 15 of the 1940 Act if required after taking into account any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to a Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder. In addition, to the extent the respective Fund is relying on an exemptive order or an amendment thereto permitting the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, the Adviser agrees to comply with any terms and conditions provided in such exemptive order or amendment applicable to it.

      11. The Trust acknowledges that the Adviser now acts, and intends in the future to act, as an investment adviser to other managed accounts and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Trust. In addition, the Trust acknowledges that the persons employed by the Adviser to assist in the Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Adviser may use any supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      12. This Agreement shall be effective on the date provided on Schedule A for each respective Fund, provided it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, no action assurances, or other relief, rule or regulation upon which the Trust may rely). This Agreement shall continue in effect until the two-year anniversary of the date of its effectiveness as to a Fund, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the 1940 Act (after taking into effect any exemptive order, no action assurances, or other relief, rule or regulation upon which the Trust may rely).

      This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by a Fund or by the Adviser upon sixty (60) days' written notice to the other party. Each Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice. This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, in the event that it shall have been established by a court of competent jurisdiction that the Adviser, or any officer or director of the Adviser, has taken any action which results in a breach of the material covenants of the Adviser set forth herein. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation, described in Section 3, earned prior to such termination and for any additional period during which the Adviser serves as such for the Fund, subject to applicable law. The terms "assignment" and "vote of the majority of outstanding voting securities" shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

      13. This Agreement may be amended or modified only by a written instrument executed by both parties.

      14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

      15. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

      16. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust or a Fund by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund, and persons dealing with the Trust must look solely to the assets of such Fund for the enforcement of any claims.

      17. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 16 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      18. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

      19. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the "Chosen Courts"). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

      IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed on the day and year above written.

                                             FIRST TRUST EXCHANGE-TRADED FUND VI

                                             By:
                                                    ----------------------------
                                             Name:
                                             Title:


ATTEST:
        --------------------------------
Name:
Title:


                                             FIRST TRUST ADVISORS L.P.

                                             By:
                                                    ----------------------------
                                             Name:
                                             Title:


ATTEST:
        --------------------------------
Name:
Title:

                                   SCHEDULE A

                             (as of March 8, 2016 )

                                     FUNDS

                                                 ANNUAL RATE OF
                                                 AVERAGE DAILY
Series                                           NET ASSETS       EFFECTIVE DATE
-----------------------------------------------  ---------------  --------------
First Trust Dorsey Wright Dynamic Focus 5 ETF    0.30%            March 8, 2016